Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

     Second Supplemental Indenture (this "Second Supplemental Indenture"), dated as of August 14, 2006, between The Neiman Marcus Group, Inc., a Delaware corporation (the "Company"), and The Bank of New York Trust Company, N.A., a national banking association, as successor trustee (the "Trustee").

W I T N E S S E T H

     WHEREAS, the Company and the Trustee previously have entered into an indenture, dated as of May 27, 1998 (the "Base Indenture"), providing for the issuance of the Company's 7.125% Senior Debentures due 2028 (the "2028 Debentures") (the Base Indenture together with the terms of the 2028 Debentures as established as contemplated by Section 301 thereof and the First Supplemental Indenture thereto is referred to herein as the "Original Indenture" and the Original Indenture as it may from time to time be supplemented or amended, including by this Second Supplemental Indenture, is referred to herein as the "Indenture");

     WHEREAS, Neiman Marcus, Inc., a Delaware corporation, has guaranteed the 2028 Debentures pursuant to the First Supplemental Indenture to the Indenture;

     WHEREAS, Section 902 of the Base Indenture permits the Company, when authorized by a Board Resolution, and the Trustee to enter into one or more indentures supplemental to the Indenture with the consent of a majority of holders of any securities issued thereunder;

     WHEREAS, pursuant to a consent solicitation statement, dated August 2, 2006 (the "Solicitation Statement"), the Company solicited the consents (the "Consents") of the holders of the 2028 Debentures ("Holders") to amend the Indenture (the "Amendment");

     WHEREAS, the Holders of a majority of the aggregate principal amount of the outstanding 2028 Debentures have validly delivered and not validly withdrawn their Consents to the Amendment, and the Company has accepted such Consents pursuant to the Solicitation Statement;

     WHEREAS, the Company has requested that the Trustee join in the execution of this Second Supplemental Indenture; and

     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the parties and a valid supplement to the Indenture have been done.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree:

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Original Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree, for the equal and ratable benefit of all Holders as follows:

ARTICLE ONE

DEFINITIONS

     Section 1.01 Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Second Supplemental Indenture.

ARTICLE TWO

AMENDMENTS

     Section 2.01 Amendment to the Indenture. The following amendment to the Indenture is hereby made:

     Section 704 of the Base Indenture is deleted in its entirety, and replaced with the following:

     Section 704. Reports by Company. (a) Whether or not required by the Commission, so long as any Securities are outstanding, the Company shall furnish to the Securityholders, within the time periods specified in the Commission's rules and regulations for non-accelerated filers:

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     Whether or not required by the Commission, the Company shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission shall not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

          (b)     Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

          (c)     For so long as Neiman Marcus, Inc. (the "Parent") is a guarantor under this Indenture or if at any time any other direct or indirect parent company of the Company is a guarantor of the Securities, the reports, information and other documents required to be filed and furnished to the Securityholders pursuant to this Section 704 may, at the option of the Company, be filed by and be those of Parent or such other parent, as applicable, rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other parent, on one hand, and the information relating to the Company on a standalone basis, on the other hand

     Section 2.02 Amendment Reversion Date. (a) Upon the occurrence of the Consent Reversion Date, if that should arise, Section 2 of this Second Supplemental Indenture shall be deleted in its entirety and be of no continuing force and effect, and Section 704 of the Base Indenture, as it appeared immediately prior to the execution of this Second Supplemental Indenture, shall be restored.

     (b) For the purposes of this Section 3, "Consent Fee" means the payment defined as such in the Solicitation Statement and the related Consent Form, each as it may be amended and supplemented from time to time.

     (c) For the purposes of this Section 3, "Consent Reversion Date" means 5:30 p.m., New York City time, on the Business Day following the Company's failure to pay the Consent Fee as due for the 2028 Debentures in accordance with the Solicitation Statement and the related Consent Form, each as it may be amended and supplemented from time to time.

ARTICLE THREE

MISCELLANEOUS

     Section 3.01   Effect of This Second Supplemental Indenture. This Second Supplemental Indenture supplements the Original Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law.

     Section 3.02   Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

     Section 3.03   Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Second Supplemental Indenture.

     Section 3.04   Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

     Section 3.05   Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture; the recitals and statements herein are deemed to be those of the Company and not of the Trustee.

     IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed, all as of the date and year first written above.

THE NEIMAN MARCUS GROUP, INC.

By:	Nelson A. Bangs

Title:	Senior Vice President

THE BANK OF NEW YORK TRUST COMPANY,
N.A.

By:	John C. Stohlmann

Title:	Vice President